Exhibit 99.1

Webster Bank Announces Two Promotions

Massiani becomes Senior Executive Vice President and President of Webster Bank; Motl elevated to

Senior Executive Vice President

(STAMFORD, CT) April 5, 2023 – Webster Bank announced today that two members of its executive management team have been promoted.

Luis Massiani has been promoted to Senior Executive Vice President and appointed President of Webster Bank. He continues in his role as Chief Operating Officer, a role to which he was appointed in January 2022 in connection with the completion of the merger of equals between Webster Bank’s holding company, Webster Financial Corporation, and Sterling Bancorp (collectively with Sterling National Bank, “Sterling”). He oversees bank operations, technology, retail and digital banking and corporate strategy.

Massiani joined Sterling in 2012 and served as Chief Financial Officer before becoming Bank President in 2020. In 2021, he assumed additional responsibilities as Chief Operating Officer of Sterling National Bank.

Massiani holds an MBA from Kelley School of Business at Indiana University.

Chris Motl, President of Commercial Banking, has also been promoted to Senior Executive Vice President. Motl will continue to lead all of Webster’s Commercial Banking verticals including Commercial Real Estate, Commercial & Industrial, Sponsor & Specialty Finance, Equipment Finance, Asset Based Lending, Treasury Management, Middle Market, Business Banking and Private Banking groups.

Motl joined Webster in 2004 as the co-founder of the company’s Sponsor & Specialty Finance Group. He was promoted to Executive Vice President in 2018 and is responsible for leading the continued expansion of the Bank’s Commercial Banking activities. His role further expanded in 2020, with the alignment of Business Banking into the line of business.

Motl earned his bachelor’s degree from the University of Colorado.

“I am pleased to elevate these two exemplary leaders and recognize their outstanding contributions to the Company,” said John R. Ciulla, President and CEO of Webster Financial Corporation and CEO of Webster Bank. “Luis and Chris continue to demonstrate values-driven leadership and high performance that continues to differentiate Webster in the marketplace.”

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About Webster

Webster Bank (“Webster”) (NYSE: WBS) is a leading commercial bank in the Northeast that provides a wide range of digital and traditional financial solutions across three differentiated lines of business: Commercial Banking, Consumer Banking and its HSA Bank division, one of the country’s largest providers of employee benefits solutions. Headquartered in Stamford, CT, Webster is a values-driven organization with more than $70 billion in assets. Its core footprint spans the northeastern U.S. from New York to Massachusetts, with certain businesses operating in extended geographies. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.

Media Contact:

Alice Ferreira 203-610-1521

acferreira@websterbank.com

Investor Contact:

Emlen Harmon, 212-309-7646

eharmon@websterbank.com